Exhibit 4.02
Execution Copy

ORBIMAGE HOLDINGS INC.
and
THE BANK OF NEW YORK, as Warrant Agent

WARRANT AGREEMENT
Dated as of January 10, 2006

		Page
SECTION 25.	TERMINATION	28

SECTION 26.	GOVERNING LAW	29

SECTION 27.	BENEFITS OF THIS AGREEMENT	29

SECTION 28.	COUNTERPARTS	29

SECTION 29.	FORCE MAJEURE	29

SECTION 30.	AVAILABILITY OF EQUITABLE REMEDIES	29

ii

     WARRANT AGREEMENT dated as of January 10, 2006 between ORBIMAGE Holdings Inc., a Delaware corporation (the “COMPANY”), and The Bank of New York, a New York banking corporation, as Warrant Agent (the “WARRANT AGENT”).
     WHEREAS, the Company proposes to issue 500,000 Common Stock Purchase Warrants, as hereinafter described, which in the aggregate initially entitle the holders thereof to purchase up to 500,000 shares of Common Stock of the Company (the “COMMON STOCK”) which constitute approximately 2.31% of the Common Stock outstanding, after giving effect to the exercise of such Warrants and all options, warrants and rights to acquire Common Stock and the conversion of all convertible securities for the maximum number of shares of Common Stock obtainable whether or not such options, warrants or rights are then exercisable or vested and whether or not such convertible securities are then convertible (a “FULLY DILUTED BASIS”), on the date hereof, plus up to an additional 25,000 Common Stock Purchase Warrants under certain circumstances described herein (all such Common Stock Purchase Warrants being referred to herein as the “WARRANTS”, and the Common Stock issuable on exercise of the Warrants being referred to herein as the “WARRANT SHARES”).
     WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and exercise of Warrants and other matters as provided herein;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:
     SECTION 1. APPOINTMENT OF WARRANT AGENT. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth hereinafter in this Agreement, and the Warrant Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Warrant Agents as is may deem necessary or desirable upon ten (10) days’ prior written notice to the Warrant Agent. The Warrant Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Warrant Agent.
     SECTION 2. WARRANT CERTIFICATES. The certificates evidencing the Warrants (the “WARRANT CERTIFICATES”) to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto.
     SECTION 3. EXECUTION OF WARRANT CERTIFICATES. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board, its President, its Chief Financial Officer or a Vice President and by its Secretary or an Assistant Secretary. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President, Vice President, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, President, Vice President, Secretary or Assistant Secretary, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.

     In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.
     Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.
     SECTION 4. COUNTERSIGNATURE. The Warrant Agent, on behalf of the Company, shall hold the Warrant Certificates unnumbered and unregistered.
     Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the President, a Vice President, the Treasurer or the Chief Financial Officer of the Company, initially countersign, issue and deliver Warrants collectively for all Warrants outstanding entitling the holders thereof to purchase not more than the number of Warrant Shares referred to above in the first recital hereof and shall countersign and deliver Warrants as otherwise provided in this Agreement.
     The Company and the Warrant Agent may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
     SECTION 5. REGISTRATION OF TRANSFERS AND EXCHANGES. The Warrant Agent shall from time to time, subject to the limitations of this Section 5, register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent. Cancelled Warrant Certificates shall thereafter be disposed of by the Warrant Agent in its customary manner.
     The Warrant holders agree that they shall give five days prior written notice of transfer to the Company and that prior to any proposed transfer of the Warrants or of the Warrant Shares, if such transfer is not made pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the “ACT”) prior to (X) the date which is two years (or such shorter period as may be prescribed by Rule 144(k) (or any successor provision thereto)) after the later of the date of original issuance of the Warrants and the last date on which the Company or any affiliate of the Company was the owner of such Warrants, or any predecessor thereto, and (Y) such later date, if any, as may be required by any subsequent change in applicable law, the Warrant holders shall deliver to the Company:

     (1) (a) an opinion of counsel reasonably acceptable to the Warrant Agent and the Company that the Warrant or Warrant Shares may be transferred without registration under the Act or (b) in the case of a transfer to a “qualified institutional buyer” (as defined in Rule 144A under the Act) in a transaction complying with Rule 144A, to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Act) or outside the United States in compliance with Rule 904 under the Act, such certificates or letters, containing such representations and agreements, as are reasonably requested by the Company and/or the Warrant Agent;
     (2) customary representations and warranties, and covenants, regarding the transferee and the investment that are reasonably satisfactory to the Company signed by the proposed transferee;
     (3) an agreement by such transferee to the impression of the restrictive investment legend set forth below on the Warrant or the Warrant Shares to the extent required; and
     (4) an agreement by such transferee to be bound by the provisions of this Agreement.
     The Warrant holders agree that each certificate representing Warrant Shares shall bear a legend in substantially the following form (and any legend required by (i) any applicable state securities laws and (ii) any securities exchange upon which such Warrant Shares may, at the time of such exercise, be listed) on the face thereof unless at the time of exercise such Warrant Shares shall be registered under the Act:
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred unless pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act.”
     Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution under a registration statement of the securities represented thereby) shall also bear such legend unless, in the opinion of counsel for the holder of such certificate (which counsel shall be reasonably satisfactory to the Company) the securities represented thereby are not, at such time, required by law to bear such legend.
     Subject to the terms of this Agreement, Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Warrant Agent at its principal stock transfer office, which is currently located at the address listed in Section 22 hereof, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Any holder desiring to exchange a Warrant Certificate shall deliver a written request to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged. Warrant Certificates surrendered for exchange shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by such Warrant Agent in its customary manner.
     The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 5 and of Section 4 hereof, the new Warrant Certificates required pursuant to the provisions of this Section 5.
     SECTION 6. TERMS OF WARRANTS; EXERCISE. The initial exercise price per share at which Warrant Shares shall be purchasable upon the exercise of Warrants (the “EXERCISE PRICE”) shall be $15.00 per share. The Warrants (excluding Default Warrants that may be issued pursuant to Section 14(a)(C)) shall be initially exercisable in the aggregate for that number of shares of Common Stock equal to approximately 2.31% of the Common Stock outstanding on the date hereof on a Fully Diluted Basis.
     Subject to the terms of this Agreement, each Warrant holder shall have the right, which may be exercised in whole or in part at any time or from time to time until 5:00 p.m., New York City time, on the Expiration Date (as defined below) to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares. Each Warrant not exercised prior to 5:00 p.m., New York City time, on the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time. No adjustments as to dividends will be made upon exercise of the Warrants. For purposes hereof, the “EXPIRATION DATE” shall mean the later of (a) January 10, 2009 and (b) the six month anniversary of the earlier of (x) the payment in full of all Senior Credit Obligations (as defined) under that certain Credit Agreement, dated as of January 10, 2006, between the Company, ORBIMAGE SI Opco Inc., a Delaware corporation, ORBIMAGE SI Holdco Inc., a Delaware corporation, the lenders from time to time parties thereto, the guarantors from time to time parties thereto, Credit Suisse First Boston, LLC, as Lead Arranger and Bookrunner, Credit Suisse, Cayman Islands Branch, as Administrative Agent, and The Bank of New York, as Collateral Agent, and (y) the redemption of all outstanding shares of Series A Preferred Stock, par value $0.01 per share, of the Company.
     A Warrant may be exercised upon surrender to the Company at the principal stock transfer office of the Warrant Agent, which is currently located at the address listed in Section 22 hereof, of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed and such other documentation as the Warrant Agent may reasonably request, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price which is set forth in the form of Warrant Certificate attached hereto as Exhibit A as adjusted as herein provided, for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price shall be made (i) in cash or by certified or official bank check payable to the order of the Company in New York Clearing House Funds, or the equivalent thereof or (ii) in the manner provided in this Section 6.
     In lieu of payment of the Exercise Price pursuant to the preceding paragraph, the Warrant holder shall have the right to require the Company to convert the Warrants, in whole or in part and at any time or times (the “EXCHANGE RIGHT”), into Warrant Shares by surrendering to the Company at the principal stock transfer office of the Warrant Agent of the certificate or certificates evidencing the number of Warrants to be exchanged, together with the form of notice of exchange on the reverse thereof duly filled in and signed and such other documentation as the Warrant Agent may reasonably request. The number of Warrant Shares which shall be issuable upon such exchange shall be equal to the quotient obtained by dividing (x) the value of the number of Warrants being exchanged at the time the Warrants are exchanged (determined by subtracting the aggregate Exercise Price for all such Warrants immediately prior to the exchange of the Warrants from the aggregate Current Market Price of that number of Warrant Shares purchasable upon exercise of such Warrants immediately prior to the exchange of the Warrants (taking into account all applicable adjustments pursuant to Section 11) by (y) the Current Market Price of one share of Common Stock immediately prior to the exchange of the Warrants.
     Subject to the provisions of Section 7 hereof, upon such surrender of Warrants and payment of the Exercise Price, if applicable, the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of full Warrant Shares issuable or other securities or property, including cash as provided in Section 12 hereof, to which such holder is entitled hereunder upon the exercise of such Warrants. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price.
     The Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate or Certificates pursuant to the provisions of this Section 6 and of Section 4 hereof, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose. The Warrant Agent may assume that any Warrant presented for exercise is permitted to be so exercised under applicable law and shall have no liability for acting in reliance on such assumption.
     All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in its customary manner. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.
     The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders with reasonable prior written notice during normal business hours at its office set forth in Section 22 hereof or otherwise notified to the Company and the holders in writing. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

     SECTION 7. COVENANTS.
          (a) The Company covenants and agrees that it shall pay when due and payable any and all federal and state documentary or stamp taxes (other than federal or state income taxes or similar laws) or other costs which may be payable in respect of the issue of the Warrants or any Common Stock or certificates therefor issuable upon the exercise of the Warrants (provided, however, the Company’s obligations to any holder in this regard will in all events be conditioned upon such holder cooperating with the Company in any reasonable arrangement designed to minimize or eliminate any such taxes), except that, if Warrant Shares or new Warrants shall be registered in a name or names other than the name of any holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by such holder at the time of delivery of the election to purchase.
          (b) The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder in a timely manner in accordance with the requirements of the Securities Act and the Exchange Act and, if at any time the Company is not required to file such reports, it will, upon the request of any holder or beneficial owner of Warrants, make available such information necessary to permit sales of the Warrants pursuant to Rule 144A under the Securities Act.
     SECTION 8. MUTILATED OR MISSING WARRANT CERTIFICATES. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue and the Warrant Agent shall countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and indemnity, also satisfactory to the Company and the Warrant Agent. Except as otherwise provided herein, in the case of the loss, theft, or destruction of a Warrant Certificate, Company shall pay all expenses, taxes and other charges payable in connection with any replacement of such Warrant Certificate.

     SECTION 9. RESERVATION OF WARRANT SHARES. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock (or out of shares of Common Stock held in its treasury) solely for the purpose of issuance upon the exercise of the Warrants, the maximum number of Warrant Shares issuable upon the exercise of the Warrants. The Warrant Agent shall have no duty to verify availability of such shares set aside by the Company. The Company or, if appointed, the transfer agent for the Common Stock (the “TRANSFER AGENT”) and every subsequent transfer agent for any shares of the Company’s Common Stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s Common Stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 12 hereof. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each holder pursuant to Section 11 hereof.
     The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by the Warrants shall, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens, preemptive rights and charges with respect to the issue thereof. The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares may be so issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange or quotation system upon which shares of Common Stock or other securities constituting Warrant Shares may be listed or quoted (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).
     SECTION 10. OBTAINING STOCK EXCHANGE LISTINGS. The Company will use its best efforts to cause the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, to be listed on any domestic national securities exchange or quotation system upon which shares of Common Stock or other securities constituting Warrant Shares are listed or quoted at the time of such exercise.
     SECTION 11. ADJUSTMENT OF NUMBER OF WARRANT SHARES AND EXERCISE PRICE. Each Warrant will initially be exercisable by the holder thereof into one share of Common Stock. The number of Warrant Shares that may be purchased upon the exercise of each Warrant (the “EXERCISE RATE”) will be subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 11. For purposes of this Section 11, the Common Stock shall mean shares now or hereafter authorized of any class of common stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

          (a) Adjustments for Change in Common Stock. If at any time after the date of this Agreement the Company:
               (i) pays a dividend or makes a distribution on its Common Stock exclusively in shares of its Common Stock;
               (ii) subdivides its outstanding shares of Common Stock into a greater number of shares;
               (iii) combines its outstanding shares of Common Stock into a smaller number of shares;
               (iv) issues by reclassification of its Common Stock any Capital Stock of the Company; or
               (v) pays a dividend or makes a distribution on its Common Stock, in each case, in shares of its Capital Stock other than Common Stock;
then the Exercise Rate in effect immediately prior to such action shall be proportionately adjusted upon occurrence of such event so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of Capital Stock of the Company which such holder would have owned immediately following such action if such Warrant had been exercised immediately prior to such action (or, in the case of a dividend paid in, or a distribution of, Common Stock, immediately prior to the record date therefor). An adjustment made pursuant to this Section 11(a) shall become effective immediately after the distribution date, retroactive to the record date therefor in the case of a dividend paid in, or distribution of, shares of Common Stock or other shares of its Capital Stock, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If upon exercise of a Warrant after an adjustment to the Exercise Rate pursuant to clauses (iv) or (v) of this Section 11(a), the holder of such Warrant may receive shares of two or more classes or series of equity of the Company, the exercise rights and the Exercise Rate of each class of equity shall thereafter be subject to further adjustment on terms comparable to those applicable to the Common Stock in this Section 11. The adjustment pursuant to this Section 11(a) shall be made successively each time that any event listed in this Section 11(a) above shall occur.

          (b) Adjustment for Rights Issue. In case the Company shall issue to all holders of Common Stock (other than a distribution covered by any of paragraphs (a) or (c) of this Section 11), or shall make a dividend or other distribution on the Common Stock consisting exclusively of, (i) rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock (provided, however, that no adjustment shall be made under Section 11(b) or (c) upon the exercise of such rights, options or warrants) or (ii) securities convertible into or exchangeable for Common Stock (including, without limitation, any rights issuance concurrent with the issuance of Warrants) (provided, however, that no adjustment shall be made under Section 11(b) or (c) upon the conversion or exchange of such securities (other than issuances specified in (i) or (ii) which are made as the result of anti-dilution adjustments in such securities)) at a price per share (determined in the case of such rights, options, warrants or convertible or exchangeable securities, by dividing (x) the total consideration payable to the Company upon exercise, conversion or exchange of such rights, options, warrants or convertible or exchangeable securities, by (y) the total number of shares of such class or series of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) less than the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights, options, or warrants or convertible or exchangeable securities, then the number of Warrant Shares for which each Warrant may be exercised shall be determined (and the Exercise Rate shall be appropriately adjusted) by multiplying the number of Warrant Shares issuable upon exercise of such Warrant immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such rights, options or warrants, or convertible or exchangeable securities, by a fraction (not less than one), the numerator of which shall be the number of fully diluted shares of Common Stock outstanding immediately after giving effect to such dividend or other distribution (and assuming that such rights, options, warrants or convertible or exchangeable securities had been fully exercised or converted or exchanged, as the case may be) and the denominator of which shall be the number of fully diluted shares of Common Stock outstanding at the close of business on the date fixed for the determination of shareholders entitled to receive such rights, options, or warrants or convertible or exchangeable securities plus the number of shares of Common Stock which the aggregate consideration (as determined in good faith by the Board) that would be received by the Company for the additional shares of Common Stock to be issued, purchased or subscribed for upon exercise of such rights, options or warrants or upon conversion or exchange of such convertible or exchangeable securities would purchase at the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights, options or warrants, or convertible or exchangeable securities. For the purposes of this Section 11(b), the number of shares of Common Stock at any time outstanding shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Stock.

          (c) Adjustments for Issuances. In case the Company shall issue (and no prior adjustments for such issuance has been made under Section 11(a) or Section 11(b)) Common Stock or rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock or securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock (determined in the case of such rights, options, warrants or convertible or exchangeable securities, by dividing (x) the total amount receivable by the Company in consideration of the sale and issuance of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration payable to the Company upon exercise, conversion or exchange thereof, by (y) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) less than the Current Market Price on the date on which the Company fixes the offering or exercise price or conversion or exchange rate, as the case may be, of such shares of Common Stock or rights, options, warrants or securities, then the number of Warrant Shares for which each Warrant may be exercised shall be determined (and the Exercise Rate shall be appropriately adjusted) by multiplying the number of Warrant Shares issuable upon exercise of such Warrant immediately prior to the close of business on the date on which the Company fixes the offering or exercise price or conversion or exchange rate, as the case may be, of such shares of Common Stock or rights, options, warrants or securities, by a fraction (not less than one), the numerator of which shall be the number of fully diluted shares of Common Stock outstanding immediately after giving effect to such issuance (and assuming, in the case of rights, options, warrants or convertible or exchangeable securities that such rights, options, warrants or convertible or exchangeable securities had been fully exercised or converted or exchanged, as the case may be) and the denominator of which shall be the number of fully diluted shares of Common Stock outstanding at the close of business on the date on which the Company fixes the offering price of such additional shares plus a number of shares of Common Stock which the aggregate consideration (as determined in good faith by the Board) that would be received by or payable to the Company for the additional shares of Common Stock so issued or sold or to be issued, purchased or subscribed for upon exercise of such rights, options or warrants or upon conversion or exchange of such convertible or exchangeable securities would purchase at the Current Market Price on the date on which the Company fixes the offering price of such additional shares; provided that, in the event that the Company issues equity securities as part of a share with debt securities, the allocation of the purchase price shall be determined in good faith by the Board. The increase in the number of Warrant Shares provided for in the preceding sentence shall not apply upon (i) the issuance of securities in transactions described in paragraphs (a), (b) or (h) of this Section 11 or pursuant to the exercise, exchange or conversion of any such securities issued under this paragraph (c); (ii) the issuance of Common Stock or other equity securities of the Company in any merger or other acquisition of a business approved by the Board; (iii) the issuance of Common Stock in a bona fide underwritten public offering; (iv) the issuance of Common Stock upon the exercise of the Warrants or the warrants issued prior to the date hereof (or warrants issued in exchange, replacement or substitution therefor), including without limitation, the Stock Subscription Warrants dated December 31, 2003 and the warrants issued under the Warrant Agreement dated as of March 14, 2005; (v) (A) the issuance of Common Stock or options or rights to acquire Common Stock or Common Stock equivalents to employees, officers and directors of the Company or its subsidiaries pursuant to any option or other equity plan or agreement and (B) the issuance of Common Stock or Common Stock equivalents pursuant to the exercise of such options or rights to employees, officers and directors of the Company or its subsidiaries pursuant to any option or other equity plan or agreement; or (vi) Common Stock issued in a bona fide private placement to a non-affiliate through a placement agent which is a member firm of the National Association of Securities, Inc. (except to the extent that any discount from the current market price attributable to restrictions on transferability of Common Stock, as reasonably determined in good faith by the Board and described in a Board resolution which shall be filed with the Warrant Agent, shall exceed 20% of the then current market price).
          (d) Superseding Adjustment. If, at any time (x) after any adjustment in the number of shares issuable upon exercise of the Warrants shall have been made pursuant to Section 11(b) or (c) on the basis of the issuance of rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock or securities convertible into or exchangeable for Common Stock, or (y) after new adjustments in the number of shares issuable upon exercise of the Warrants shall have been made pursuant to this Section 11(d),
                    (A) the right of conversion, exercise or exchange in such rights, options or warrants, or convertible or exchangeable securities shall expire, and the right of conversion, exercise or exchange in respect of any or all of such rights, options or warrants, or convertible or exchangeable securities shall not have been exercised, and/or
                    (B) the consideration per share for which shares of Common Stock are issuable pursuant to the terms of such rights, options or warrants, or convertible or exchangeable securities shall be increased or decreased by virtue of provisions therein or by virtue of the conversion rate or exchange rate of such security being changed contained for an automatic increase or decrease in such consideration per share upon the arrival of a specified date or the happening of a specified event or by agreement between the Company and the holders of such securities, such previous adjustment shall be rescinded and annulled. Thereupon, a recomputation shall be made of the effect of such rights, options or warrants, or convertible or exchangeable securities on the basis of
                    (C) treating the number of shares of Common Stock, if any, theretofore actually issued or issuable pursuant to the previous exercise of such right of conversion, exercise or exchange as having been issued on the date or dates of such exercise and for the consideration actually received or receivable therefor, and treating the rights, options or warrants, or convertible or exchangeable securities which have expired and shall not have been exercised as if such securities had not been issued, and
                    (D) with respect to securities as to which the consideration per share of Common Stock has been changed, treating any such rights, options or warrants or convertible or exchangeable securities which then remain outstanding as having been granted or issued immediately after the time of such increase or decrease for the consideration per share for which shares of Common Stock are issuable under such rights, options or warrants or convertible or exchangeable securities, and in each such case, a new adjustment in the number of shares issuable upon exercise of the Warrants shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled. No adjustment in the number of shares issuable upon exercise of the Warrants pursuant to this Section 11(d) shall change the number of or otherwise affect any shares of Common Stock issued prior to such adjustment upon exercise of the Warrants.
          (e) Current Market Price. For the purpose of any computation under Section 6, this Section 11 or Section 12, the current market price (the “CURRENT MARKET PRICE”) per share of Common Stock of the Company or any other security (the “APPLICABLE SHARE”) on any date shall be deemed to be the average of the daily closing prices of such Applicable Share on the principal national securities exchange on which the Applicable Shares are listed or admitted to trading or, if the Applicable Shares are not so listed, the average of the daily last reported sales prices of such Applicable Shares on the Nasdaq National Market System if the Applicable Shares are quoted thereon, in any such case, for the twenty (20) consecutive trading days ending on the day before the date in question (or, if the Common Stock has been listed or quoted, as applicable, for less than twenty (20) consecutive trading days immediately preceding such date, for such shorter period ending on the day before the date in question during which the Common Stock has been so listed or quoted, as applicable). If, on any date on which computation of the Current Market Price is to be made hereunder, the Applicable Shares are not so listed or quoted on a national securities exchange or the Nasdaq National Market System, the Current Market Price (except as otherwise provided herein) shall be determined by the Board on the basis of such quotations as it in good faith considers appropriate; provided, that, in connection with a determination of the Current Market Price pursuant to Section 6 or this Section 11, if the Current Market Price is determined by the Board as set forth in this sentence, (x) the Company shall give written notice of such determination to the Warrant holder exchanging Warrants pursuant to Section 6 or to Warrant holders in connection with an adjustment pursuant to this Section 11, as the case may be, and (y) if (i) in connection with a computation pursuant to Section 6, the holder of Warrants exchanging Certificates shall promptly reasonably object to such valuation (provided that no objection shall be made unless such holder reasonably believes that such holder is entitled to receive at least 20% more shares in such exchange than the number of shares that it would receive on the basis of such valuation), or (ii) in connection with an adjustment pursuant to this Section 11, the holders of the majority of the Warrants shall promptly reasonably object to such valuation (provided that no objection shall be made unless such holders reasonably believe that the number of shares that should be issuable upon exercise of the Warrants after giving effect to such adjustment is at least 20% greater than the number of shares that would be issuable upon exercise of the Warrants after giving effect to such adjustment on the basis of such valuation), then the Current Market Price shall be determined at the expense of the Company by an appraiser chosen by the Company and reasonably satisfactory to the objecting holder or by the holders of a majority of the warrants, as the case may be.

          (f) Voluntary Increases. The Company may, but shall not be obligated to, make such increases in the number of Warrant Shares, in addition to those required by paragraphs (a) through (c) of this Section 11, as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event; provided that no such adjustment shall be made without the consent of the holders of the Warrants if such adjustment would result in the increase of income tax liabilities of such holders.
          (g) When De Minimis Adjustment May Be Deferred. No adjustment in the number of Warrant Shares shall be required unless such adjustment (plus any other adjustments not previously made by reason of this paragraph (g)) would require an increase or decrease of at least 1.0% in the number of Warrant Shares; provided, however, that any adjustments which by reason of this paragraph (g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.
          (h) Merger, Consolidation, Sales. In the case of any proposed consolidation or merger of the Company with another entity, or the proposed sale of all or substantially all of its assets to another person or entity, or any proposed reorganization, recapitalization, reclassification of the capital stock of the Company or other transaction, then, as a condition of such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction (not subject to adjustment under paragraphs (a) through (g) of this Section 11), the Company shall give 30 days’ prior written notice thereof to Warrant holders and lawful and adequate provision shall be made whereby holders shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, in lieu of the shares of the Common Stock of Company immediately theretofore purchasable hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction) be issued or payable with respect to or in exchange for the number of shares of such Common Stock purchasable hereunder immediately before such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction. In any such case appropriate provision shall be made with respect to the rights and interests of the holders to the end that the provisions hereof shall thereafter be applicable as nearly as may be practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of the Warrants. The Company shall not effect any such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from such consolidation, merger, sale, reorganization, recapitalization, reclassification or other transaction (including a purchaser of all or substantially all the Company’s assets) assumes by written instrument the obligation to deliver to each holder of Warrants such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire upon exercise of Warrants.
          (i) Consideration Received. For purposes of any computation respecting consideration received pursuant to this Section 11, the following shall apply:
               (i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;
               (ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof (as determined in good faith by the Board); and
               (iii) in the case of the issuance of securities convertible into or exchangeable for shares, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this paragraph (i)).
          (j) When Issuance or Payment May Be Deferred. In any case in which this Section 11 shall require that an adjustment in the Exercise Rate be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other equity of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other equity of the Company, if any, issuable upon such exercise on the basis of the Exercise Rate and (ii) paying to such holder any amount in cash in lieu of a fractional share pursuant to Section 12; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Warrant Shares, other equity and cash upon the occurrence of the event requiring such adjustment.
          (k) Adjustment in Exercise Price. Upon each adjustment in the number of Warrant Shares for which a Warrant is exercisable pursuant to this Section 11, the Exercise Price for such Warrant shall be adjusted to equal an amount per share of Common Stock equal to the Exercise Price immediately before such adjustment multiplied by a fraction, of which the numerator is the number of Warrant Shares for which a Warrant is exercisable immediately before giving effect to such adjustment and the denominator of which is the number of Warrant Shares for which a Warrant is exercisable immediately after giving effect to such adjustment (without giving effect to the Exchange Right); provided, however, that in no event shall the Exercise Price be reduced below the par value of the Common Stock for which the Warrant is exercisable.
          (l) Warrant Agent’s Disclaimer. The Warrant Agent has no duty to determine when an adjustment under this Section 11 should be made, how it should be made or what it should be. The Warrant Agent makes no representation as to the validity or value of any securities or assets issued upon exercise of Warrants. The Warrant Agent shall not be responsible for the Company’s failure to comply with this Section 11.
          (m) Form of Warrants. Irrespective of any adjustments in the number or kind of shares issuable upon the exercise of the Warrants or the Exercise Price, Warrants theretofore or thereafter issued may continue to express the same number and kind of shares and Exercise Price as are stated in the Warrants initially issuable pursuant to this Agreement.

     SECTION 12. FRACTIONAL SHARES. Fractional shares shall not be issued upon the exercise of any Warrant but in any case where a holder would, except for the provisions of this Section 12, be entitled under the terms hereof to receive a fractional share upon the complete exercise of such Warrant, Company shall, upon the exercise of such Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the excess of the Current Market Price of such fractional share over the Warrant Price for such fractional share.
     SECTION 13. SPECIAL ARRANGEMENTS OF COMPANY. Company covenants and agrees with each holder of a Warrant that during the Term of such Warrant, unless otherwise approved by such holder:
          (a) CERTAIN ACTIONS The Company shall not amend its certificate or articles, as the case may be, of incorporation to eliminate as an authorized class of capital stock that class denominated as “Common Stock” on the date hereof. The Company shall not, and shall not permit its subsidiaries to, directly or indirectly, by any action (including, without limitation, reincorporation in a jurisdiction other than Delaware, amending its Certificate of Incorporation (as may be amended and/or restated from time to time) or through any merger, sale, consolidation, reorganization, reclassification, issuance or sale of securities or any other action) avoid or seek to avoid the observance or performance of any terms of this Warrant Agreement or the Warrants or impair or diminish the value of the Warrants, but shall at all times in good faith assist in the carrying out of all such terms of this Warrant Agreement and the Warrants. Without limiting the generality of the foregoing, the Company shall (a) obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant Agreement and the Warrants and (b) not undertake any reverse stock split, combination, reorganization or other reclassification of its capital stock which would have the effect of making the Warrants exercisable for less than one share of Common Stock (except as permitted under Section 11 hereof).
          (b) SHALL BIND SUCCESSORS(c) . This Warrant Agreement, the Warrants and the rights evidenced hereby and thereby shall be binding upon the successors of the Company.
          (d) NO EXERCISE INTERFERENCE; PAR VALUE(e) . The Company shall not close its books against the transfer of any Warrant or of any Warrant Shares issued or issuable upon the exercise of any Warrant in any manner which interferes with the timely exercise of any Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Warrant Shares acquirable upon exercise of the Warrants is at all times equal to or less than the Warrant Price then in effect.
          (f) GOVERNMENTAL FILINGS(g) . The Company shall assist and cooperate with any reasonable request by any holder of any Warrant which is required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of any Warrant.

          (h) NOTICES OF CERTAIN ACTIONS. The Company shall give written notice to the holders at least 30 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, or (C) for determining rights to vote with respect to any recapitalization, reorganization, reclassification, consolidation, merger, dissolution, liquidation or sale of all or substantially all of the Company’s assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.
     SECTION 14. REGISTRATION RIGHTS
          (a) Demand Registrations.
                    (A) The holders of Warrants holding not less than 40% of the Warrant Shares (including Warrants exercisable therefor) not (i) theretofore effectively registered under the Act and disposed of in accordance with the Registration Statement covering any such Warrants and Warrant Shares or (ii) then saleable by the holder thereof pursuant to Rule 144(k) under the Act shall be entitled to make up to two (2) written requests (each, a “DEMAND”) of the Company to register all or part of their Warrant Shares (including Warrant Shares issuable upon exercise of their Warrants), having an estimated market value of not less than $2 million, under the Act (a “DEMAND REGISTRATION”), provided, however, that no Demand may be made until at least 180 calendar days after the effective date of the immediately preceding Demand Registration.
          Within five calendar days after receipt of such Demand Notice, the Company will serve written notice thereof (the “COMPANY NOTICE”) to all other holders of Warrants and Warrant Shares. Subject to the provisions of the next succeeding paragraph, the Company shall include in such Demand Registration all Warrant Shares with respect to which the Company receives written requests for inclusion within 20 calendar days after the delivery of the Company Notice.
          If any of the Warrant Shares registered pursuant to a Demand Registration are to be sold in one or more firm commitment underwritten offerings, the Company may also provide written notice to holders of securities of the Company other than the holders of the Warrants and the Warrant Shares, if any, who have piggyback registration rights with respect thereto and will permit all such holders who request to be included in the Demand Registration to include any or all securities of the Company held by such holders in such Demand Registration on the same terms and conditions as the Warrant Shares. Notwithstanding the foregoing, if the managing underwriter or underwriters of the offering to which such Demand Registration relates advises the Company that the total amount of Warrant Shares and securities that such holders of securities of the Company (other than holders of the Warrant Shares) intend to include in such Demand Registration is in the aggregate such as to materially and adversely affect the success of such offering, then (i) first, the amount of securities to be offered for the account of the holders of such other securities of the Company will be reduced, to zero if necessary (pro rata among such holders on the basis of the amount of such other securities to be included therein by each such holder), and (ii) second, the number of Warrant Shares included in such Demand

Registration will, if necessary, be reduced and there will be included in such firm commitment underwritten offering only the number of Warrant Shares that, in the opinion of such managing underwriter or underwriters, can be sold without materially and adversely affecting the success of such offering, allocated pro rata among the holders of the Warrants and Warrant Shares on the basis of the number of Warrants or Warrant Shares held by each such holder.
                    (B) Selection of Underwriter. Any Demand Registration hereunder shall be on any appropriate form under the Act permitting registration of such Warrant Shares for resale by the holders thereof in the manner or manners designated by them (including, without limitation, pursuant to one or more underwritten offerings). The determination of whether the offering will involve an underwritten offering, and the selection of investment bankers and managers, if any, and counsel for the holders, shall be made by a majority of the holders making such Demand; provided, however, that the selection of investment bankers and managers, if any, and such counsel so selected shall be reasonably satisfactory to the Company. If requested by such holders, the Company shall enter into an underwriting or purchase agreement with an investment banking firm in connection with a Demand Registration, containing representations, warranties, indemnities and agreements then customarily included in underwriting or purchase agreements with respect to secondary distributions of securities.
                    (C) The Company shall file a registration statement with respect to each Demand Registration within 90 days of receipt of each Demand and use its best efforts to cause the same to be declared effective as promptly as practicable following such Demand, but not later than one hundred eighty (180) days thereafter. Unless all of the Warrant Shares covered by the registration statement have earlier been sold or withdrawn from sale, the Company shall keep any such Registration Statement effective for a period of up to three hundred sixty-five (365) days after such registration statement is first declared effective plus a period equal to (y) any period during which the holders are prohibited from making sales because of any stop order, injunction or other order or requirement of the U.S. Securities and Exchange Commission (the “COMMISSION”) or any other governmental agency or court plus (z) any period during which the right of holders to make sales pursuant to a Demand Registration is suspended pursuant to paragraph (g) of this Section 14 (the “DEMAND PERIOD”).
          If (i) the Registration Statement covering the Warrants and Warrant Shares required to be filed by the Company pursuant to this Section 14(a)(C) is not filed on or prior to the required date or not declared effective by the SEC on or prior to the required date, or (ii) after the Registration Statement has been declared effective by the SEC, the Registration Statement ceases for any reason to remain continuously effective as to all securities for which it is required to be effective, or the holders are not permitted to resell their Warrants and Warrant Shares for more than 15 consecutive calendar days, but not for more than an aggregate of 30 calendar days during any 12-month period (which need not be consecutive calendar days, provided that such number of days shall not include the 15 calendar days following the filing of any Form 8-K, Form 10-Q, or Form 10-K, or other comparable form, for purposes of filing a post-effective amendment to the Registration Statement), in each case, other than (x) in connection with a delay or suspension pursuant to paragraph (g) of this Section 14 or (y) after such time as all Warrants or Warrant Shares, as the case may be, have been disposed of thereunder or all Warrants and Warrant Shares are eligible to be sold pursuant to Rule 144(k), then, in addition to any rights that a holder may have as a holder of a Warrant, the Company will issue additional Warrants to the holders in such amounts and at such time as shall be determined pursuant to the immediately following paragraph.
          Upon and after any failure by the Company described in the immediately preceding paragraph (a “Default”), the Company shall be required to issue to the holders additional Warrants (“Default Warrants”), at a rate of 2,500 Default Warrants per month (based on twelve 30-day months), for each day during which one or more Defaults continues, provided, that the Company shall not be required to issue in the aggregate more than 25,000 Default Warrants. The Default Warrants shall be in the form of Exhibit A hereto and shall be governed by this Warrant Agreement. Within five (5) Business Days after the end of each month during which a Default occurred or was continuing, each holder shall be issued Default Warrants equal to the total number of Default Warrants to be issued for such month, multiplied by a fraction, the numerator of which is the number of Warrants owned by such holder and the denominator of which is the total number of Warrants then outstanding, which shall be rounded up to the next whole share.
                    (D) For purposes of determining whether the holders have made a Demand pursuant to Section 14(a), a registration will not count as a Demand Registration unless it is declared effective by the Commission and remains effective until the earlier of such time as all of the Warrant Shares included in such registration have been sold or disposed of or withdrawn from sale by the holders or the expiration of the Demand Period. In addition, a request for registration shall not be deemed to constitute a Demand Registration if: (i) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such Demand Registration are not satisfied other than by reason of some act or omission by the holders; (ii) the Company voluntarily takes any action (other than as permitted under paragraph (g) of this Section 14) that would result in the holders not being able to sell such Warrant Shares covered thereby during the Demand Period; (iii) after it has become effective, such Demand Registration becomes subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court and such order, injunction or requirement is not withdrawn or lifted within 45 days, and such Demand Registration has not otherwise remained effective for the Demand Period (including effective periods both before and after the order, injunction or requirement is made or imposed); or (iv) such Demand Registration does not involve an underwritten offering and the holders shall have notified the Company in writing within ten (10) days following any delay of a Demand Registration imposed under paragraph (g) of this Section 14 by the Company that such holders have determined not to proceed; provided, however, that prior to such a delay under this clause (iv), the holders have not sold all of the Warrant Shares included in such Demand Registration.
                    (E) The Company further agrees to supplement or amend the registration statement with respect to such Demand Registration, as required by the registration form utilized by the Company or by the Act or as reasonably requested (which request shall result in the filing of a supplement or amendment subject to approval thereof by the Company, which approval shall not be unreasonably withheld) by the holders or any managing underwriter of Warrant Shares to which such Demand Registration relates, and the Company agrees to furnish to the holders (and any managing underwriter) copies, in substantially the form proposed to be used and/or filed, of any such supplement or amendment prior to its being used and/or filed with the Commission.

          (b) Holdback Agreements; Restrictions on Public Sale by Holders of Warrant Shares. Each holder of Warrant Shares and the Company agrees, if timely requested in writing by the managing underwriter or underwriters in an underwritten offering, not to effect any public sale or distribution of any of the Company’s equity securities, including a sale pursuant to Rule 144 (except as part of such underwritten offering), during the period beginning ten (10) days prior to, and ending ninety (90) days after, the closing date of the underwritten offering made pursuant to such Registration Statement.
          (c) Piggyback rights. If at any time the Company proposes to file a Registration Statement with the Commission respecting an underwritten offering of any shares of any class of its equity securities for its own account or for the account of a holder of securities of the Company, the Company shall give written notice to all the holders at least ten (10) days prior to the initial filing of the registration statement relating to such offering (the “REGISTRATION STATEMENT”). Each holder shall have the right, within five days after delivery of such notice, to request in writing that the Company include all or a portion of the Warrant Shares issued or issuable upon exercise of such holder’s Warrants in such Registration Statement (“PIGGY-BACK REGISTRATION RIGHTS”). The Company shall include in such Underwritten Offering all of the Warrant Shares that a holder has requested be included. The underwriting agreement for such Underwritten Offering shall provide that each requesting holder shall have the right to sell its Warrant Shares to the underwriters and that the underwriters shall purchase the Warrant Shares at the price paid by the underwriters for the Common Shares sold by the Company and/or selling stockholders, as the case may be.
     Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering advises the Company to the effect that the total amount of securities which such holders, the Company and any other Persons having rights to participate in such registration propose to include in such offering is such as to materially and adversely affect the success of such offering, then:
               (i) if such registration is a primary registration on behalf of the Company, the Company will include therein: (x) first, up to the full amount of securities to be included therein for the account of the Company that, in the opinion of such managing underwriter or underwriters, can be sold, (y) second, all securities proposed to be sold by any other persons having “piggyback” registration rights pursuant to an agreement with the Company in existence on the date hereof that are required by such agreement to be included therein prior to the Warrant Shares that, in the opinion of such managing underwriter or underwriters, can be sold, and (z) third, up to the full amount of the Warrant Shares which such holders propose to include in such registration that, in the opinion of such managing underwriter or underwriters, can be sold without adversely affecting the success of the offering (allocated pro rata in proportion to the number of Warrant Shares held by such holders to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters); and
               (ii) if such registration is an underwritten secondary registration on behalf of holders of securities of the Company other than the Warrant Shares, the Company will include therein: (w) first, up to the full number of securities of such persons exercising “demand” registration rights that, in the opinion of such managing underwriter or underwriters, can be sold,

(x) second, all securities proposed to be sold by any other persons having “piggyback” registration rights pursuant to an agreement with the Company in existence on the date hereof that are required by such agreement to be included therein prior to the Warrant Shares that, in the opinion of such managing underwriter or underwriters, can be sold, (y) third, up to the full amount of the Warrant Shares which such holders propose to include in such registration that, in the opinion of such managing underwriter or underwriters, can be sold (allocated pro rata in proportion to the number of Warrant Shares held by such holders to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters) and (z) fourth, all other securities proposed to be sold by any other persons that, in the opinion of such managing underwriter or underwriters can be sold without adversely affecting the success of the offering (allocated pro rata among such persons in proportion to the number of securities held by such persons, or as the Company may otherwise determine).
               (iii) If any holder advises the book-runner(s) of any underwritten offering that the Warrant Shares covered by the Registration Statement cannot be sold in such offering within a price range acceptable to such holder, then such holder shall have the right to exclude its Warrant Shares from registration.
          (d) No Special Audit. The Company shall not be obligated to cause any special audit to be undertaken in connection with any registration pursuant to this Agreement unless such audit is required by the Commission or requested by the underwriters in connection with an Underwritten Offering with respect to such registration.
          (e) Registration Expenses. The costs and expenses (other than underwriting discount or commission, fees and disbursements of holders’ counsel and such fees for printing, registration and other fees as state securities officials may require any holder pay) of all registrations and qualifications under the Act, and of all other actions that the Company is required to take or effect, shall be paid by the Company (including, without limitation, all registration and filing fees, printing expenses, costs of special audits incident to or required by any such registration (subject to paragraph (d) of this Section 14), and fees and disbursements of counsel for the Company).

          (f) Indemnification by the Company. In the event of any registration under the Act of any Warrant Shares, the Company hereby agrees to indemnify and hold harmless all holders of Warrants against any losses, claims, damages or liabilities, joint or several, to which any holder of Warrants may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which Warrant Shares were registered under the Act, or in any preliminary prospectus or final prospectus contained therein or any amendment or supplement thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any failure or alleged failure of the Company to comply with any applicable statute, rule or regulation in connection with the registration statement or the offering, and will reimburse any holder of Warrants for any legal or other expenses reasonably incurred by any such holder of Warrants in connection with investigating or defending any such loss, claim, damage, liability or proceeding; provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or in said preliminary or final prospectus or said amendment or supplement, in reliance upon and in conformity with written information furnished by such holder for use in the preparation thereof.
          (g) Postponement or Suspension of Registration. Subject to the next sentence of this paragraph, the Company shall be entitled to postpone, for a reasonable period of time, the filing or effectiveness of, or suspend the rights of any holders to make sales pursuant to, any Registration Statement otherwise required to be prepared, filed and made and kept effective by it pursuant to Section 14(a) or (c) hereunder; in the event that, and for a period of time not to exceed an aggregate of 90 days in any twelve-month period, (i) the Board of Directors of the Issuer determines in good faith that the premature disclosure of a material event at such time would have a material adverse effect on the business, operations or prospects of the Company or any Subsidiary or (ii) the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and the Board of Directors of the Company determines in good faith that any such disclosure would jeopardize the success of such transaction. If the Company shall postpone the filing of a Registration Statement as set forth above, it shall, as promptly as possible, deliver a certificate signed by an officer of the Company to the selling holders as to such determination, and the Selling Holders shall (y) have the right, in the case of a postponement of the filing or effectiveness of a Registration Statement, upon the affirmative vote of the holders of not less than a majority of the Warrant Shares (or Warrants exercisable for such Warrant Shares) to be included in such Registration Statement, to withdraw the request for registration by giving written notice to the Company within 10 days after receipt of such notice or (z) in the case of a suspension of the right to make sales, receive an extension of the registration period equal to the number of days of the suspension.
     SECTION 15. EXPENSES. The Company agrees to pay for or reimburse the Warrant holders for all reasonable out-of-pocket costs and expenses of the Warrant holders (including reasonable legal fees and disbursements of counsel), in connection with the negotiation, preparation, execution and delivery of this Agreement and the issuance of Warrants hereunder on the date hereof.

     SECTION 16. NOTICES TO WARRANT HOLDERS. Any notice or other document required or permitted to be given or delivered to holders shall be delivered at, or sent by certified or registered mail to, each holder at its, his or her address appearing on the Warrant register. Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.
     Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of Directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.
     SECTION 17. PUBLIC OFFERING; SALE OF COMPANY. Notwithstanding any other provision hereof, if an exercise of any portion of any Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock or otherwise), such exercise may at the election of the Holder of such Warrant be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until consummation of such transaction.
     SECTION 18. REPRESENTATIONS OF THE COMPANY. The Company has all requisite corporate power and authority to enter into and perform its obligations under this Warrant Agreement and the Warrants, to deliver the Warrant Agreement to the Warrant Agent, to issue and deliver the Warrants to the holders and to issue the Warrant shares upon exercise of each Warrant. The execution, delivery, and performance by the Company of its obligations under this Warrant Agreement and the Warrants, including the issuance and delivery of the Warrants to the holders and the issuance of the Warrant Shares upon exercise of the Warrants, have been duly authorized by all necessary corporate action on the part of the Company. This Warrant Agreement and the Warrants issued on the date hereof have been duly executed and delivered by the Company and are the legal, valid, and binding obligation of the Company and are enforceable against the Company in accordance with their terms, and do not violate, or result in a breach of, or constitute a default under, or require any consent under, or result in the creation of any lien, charge or security interest upon the assets of the Company pursuant to, any requirement of law or any provision of any security issued by the Company or of any agreement, instrument or other undertaking to which the Company is a party or by which it or any of its property is bound.
     The Warrant Shares, when issued and paid for upon exercise of each Warrant (or issued pursuant to the Exchange Right) in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock with no personal liability attaching to the ownership thereof.

     SECTION 19. MERGER, CONSOLIDATION OR CHANGE OF NAME OF WARRANT AGENT. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust or agency business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor warrant agent under the provisions of Section 21. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.
     In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.
     SECTION 20. WARRANT AGENT. The Warrant Agent undertakes the duties and obligations imposed by this Agreement (and no implied duties or obligations shall be read into this Agreement against the Warrant Agent) upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:
          (a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as herein otherwise provided.
          (b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.

          (c) The Warrant Agent may consult at any time with counsel of its own selection (who may be counsel for the Company) at the expense of the Company, which counsel shall be generally recognized as having competence in the subject matter under consideration, and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel. The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Warrant Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.
          (d) The Warrant Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Warrant Agent and conforming to the requirements of this Agreement. The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any Warrant Certificate, certificate of shares, notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument (whether in its original or facsimile form) believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.
          (e) The Company agrees to pay to the Warrant Agent such compensation for all services rendered by the Warrant Agent in the administration and execution of this Agreement as the Company and the Warrant Agent shall agree in writing to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the administration and execution of this Agreement (including fees and expenses of its counsel) and to indemnify the Warrant Agent (and any predecessor Warrant Agent) and save it harmless against any and all claims (whether asserted by the Company, a holder or any other person), damages, losses, expenses (including taxes other than taxes based on the income of the Warrant Agent), liabilities, including judgments, costs and counsel fees and expenses, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of its gross negligence or willful misconduct. The provisions of this Section 20(e) shall survive the expiration of the Warrants and the termination of this Agreement.
          (f) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrant Certificates shall furnish the Warrant Agent with security and indemnity satisfactory to it for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

          (g) The Warrant Agent, and any stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.
          (h) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or willful misconduct. The Warrant Agent shall not be liable for any error of judgment made in good faith by it, unless it shall be proved that the Warrant Agent was grossly negligent in ascertaining the pertinent facts. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action.
          (i) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant Certificate to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.
          (j) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Warrant Agent shall have any liability to any holder of a Warrant Certificate or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

          (k) Any application by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.
          (l) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.
          (m) In addition to the foregoing, the Warrant Agent shall be protected and shall incur no liability for, or in respect of, any action taken or omitted by it in connection with its administration of this Agreement if such acts or omissions are in reliance upon the proper execution of the certification concerning beneficial ownership appended to the form of assignment and the form of the election attached hereto unless the Warrant Agent shall have actual knowledge that, as executed, such certification is untrue, or the non-execution of such certification including, without limitation, any refusal to honor any otherwise permissible assignment or election by reason of such non-execution.
          (n) Holders (for purposes of this paragraph (n) only, “CUSTOMERS” and each a “CUSTOMER”) acknowledge that the Bank is subject to the customer identification program requirements under the USA PATRIOT Act and its implementing regulations, and that the Bank must obtain, verify and record information that allows the Bank to identify each Customer. Accordingly, prior to opening an Account hereunder the Bank may request information (including but not limited to the Customer’s name, physical address, tax identification number and other information) that will help the Bank to identify the organization such as organizational documents, certificate of good standing, license to do business, or any other information that will allow the Bank to identify Customer. Each Customer agrees that the Bank cannot open an Account hereunder unless and until the Bank verifies Customer’s identity in accordance with its Customer Identification Program.

     SECTION 21. CHANGE OF WARRANT AGENT. The Warrant Agent may at any time resign as Warrant Agent upon written notice to the Company. If the Warrant Agent shall become incapable of acting as Warrant Agent, the Company shall appoint a successor to such Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or of such incapacity by the Warrant Agent or by the registered holder of a Warrant Certificate, then the registered holder of any Warrant Certificate or the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. The holders of a majority of the unexercised Warrants shall be entitled at any time to remove the Warrant Agent and appoint a successor to such Warrant Agent. If a Successor Warrant Agent shall not have been appointed within 30 days of such removal, the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Such successor to the Warrant Agent need not be approved by the Company or the former Warrant Agent. After appointment the successor to the Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent upon payment of all fees and expenses due it and its agents and counsel shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the appointment of a successor to the Warrant Agent.
     SECTION 22. NOTICES TO COMPANY AND WARRANT AGENT. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant Certificate to or on the Company shall be sufficiently given or made when and if delivered by hand or by courier, or deposited in the mail, first class or registered, postage prepaid, or by telecopy confirmed in writing, and addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
ORBIMAGE Holdings Inc.
21700 Atlantic Blvd.
Dulles, VA 20166
Attention: General Counsel
     In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal corporate trust office of the Warrant Agent.
     Any notice pursuant to this Agreement to be given by the Company or by the registered holder(s) of any Warrant Certificate to the Warrant Agent shall be sufficiently given when and if delivered by hand or by courier, or deposited in the mail, first class or registered, postage prepaid, or by telecopy confirmed in writing, and addressed (until another address is filed in writing by the Warrant Agent with the Company) to the Warrant Agent as follows:

The Bank of New York
101 Barclay Street, Floor 11E
New York, New York 10286
Attention: Stock Transfer Administration
     SECTION 23. SUPPLEMENTS AND AMENDMENTS. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not in any way adversely affect the interests of the holders of Warrants. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 23, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the prior written consent of the Warrant Agent must be obtained in connection with any supplement or amendment which alters the rights or duties of the Warrant Agent. The Company and the Warrant Agent may amend any provision herein with the prior written consent of the holders of Warrants exercisable for a majority of the Warrant Shares issuable on exercise of all outstanding Warrants; provided, however, that no such modification that increases the Exercise Price or decreases the Exercise Rate (in each case other than pursuant to adjustments provided in this Agreement) or makes any change to any of the adjustment provisions hereof that would have such an effect, makes any change to the number or type of security to be issued in exchange for the Warrants, reduces the period of time during which the Warrants are exercisable hereunder, or effects any change to this Section 23 may be made with respect to any Warrant without the consent of the holder of such Warrant. For purposes of any amendment, modification or waiver hereunder, Warrants held by the Company shall be disregarded.
     SECTION 24. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
     SECTION 25. TERMINATION. This Agreement will terminate on the earlier of the date on which all Warrants have been exercised or the date on which all Warrants have expired without exercise. The provisions of Sections 14(e), 14(f), and 26 hereof shall survive such termination.

     SECTION 26. GOVERNING LAW. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware, and the validity, interpretation, and enforcement of this Agreement and each Warrant Certificate shall be governed by and construed in accordance with the internal laws of said State without giving effect to the conflict of law principles thereof. The parties agree that, all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.
     SECTION 27. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrant Certificates.
     SECTION 28. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     SECTION 29. FORCE MAJEURE. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.
     SECTION 30. AVAILABILITY OF EQUITABLE REMEDIES. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, holders of Warrants shall be entitled, in addition to any other right or remedy available to them, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to such injunction and to the ordering of specific performance.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

ORBIMAGE HOLDING INC.

By:
Title

THE BANK OF NEW YORK, as
Warrant Agent

By:
Title

EXHIBIT A
FORM OF WARRANT CERTIFICATE